UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 5, 2021
Republic Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14267	65-0716904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18500 North Allied Way
Phoenix,	Arizona	85054
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (480) 627-2700
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.01 per share	RSG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.
On May 5, 2021, Republic Services, Inc. (the Company) issued a press release containing information about the Company’s financial results for the three months ended March 31, 2021. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Raised Full-Year 2021 Adjusted Earnings Per Share and Adjusted Free Cash Flow Guidance
Our guidance is based on current economic conditions and assumes continued gradual improvement in economic activity through the remainder of 2021.
The Company raised its full-year diluted earnings per share guidance and expects to be in a range of $3.65 to $3.69 and adjusted diluted earnings per share is expected to be in a range of $3.74 to $3.79. Adjusted diluted earnings per share excludes the impact of restructuring charges and accelerated vesting of compensation expense for the transition of our chief executive officer.
We believe that the presentation of adjusted diluted earnings per share provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges, costs and recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
The Company raised its full-year cash provided by operating activities guidance and expects to be in a range of $2,500 million to $2,595 million. Adjusted free cash flow for 2021 is expected to be in a range of $1,350 million to $1,400 million. Adjusted free cash flow consists of cash provided by operating activities, less property and equipment received, which is expected to be in a range of $1,175 million to $1,225 million, plus proceeds from the sale of property and equipment of $15 million and is exclusive of cash paid for restructuring activities of between $10 million to $15 million, net of tax.
We believe that presenting adjusted free cash flow guidance provides useful information regarding our recurring cash provided by operating activities after certain expenditures or recoveries. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press release of Republic Services, Inc. issued May 5, 2021 to announce the financial results for the three months ended March 31, 2021.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC SERVICES, INC.

Date:	May 5, 2021	By:	/S/ BRIAN DELGHIACCIO
Brian DelGhiaccio
Executive Vice President, Chief Financial Officer (Principal Financial Officer)

Date:	May 5, 2021	By:	/S/ BRIAN A. GOEBEL
Brian A. Goebel
Vice President and Chief Accounting Officer (Principal Accounting Officer)

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